Exhibit 99.1

COMPANY CONTACT

Mark W. Brugger

(240) 744-1150

FOR IMMEDIATE RELEASE

THURSDAY, FEBRUARY 28, 2008

DIAMONDROCK HOSPITALITY COMPANY REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2007 RESULTS AND INCREASES DIVIDEND

BETHESDA, Maryland, February 28, 2008 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced results of operations for its fourth fiscal quarter and the year ended December 31, 2007.  The Company is a lodging focused real estate investment trust that owns and acquires premium hotels in North America.

Fourth Quarter 2007 Highlights

•                  RevPAR: The Company’s same-store RevPAR increased 9.5 percent.

•                  Hotel Adjusted EBITDA Margins: The Company’s same-store Hotel Adjusted EBITDA margins increased 136 basis points.

•                  Adjusted EBITDA: The Company’s Adjusted EBITDA increased 51% to $67.7 million.

•                  Adjusted FFO: The Company’s Adjusted FFO increased 55% to $47.6 million and Adjusted FFO per diluted share increased 25% to $0.50.

•                  Dividend: The Company declared a quarterly dividend of $0.24 per share during the fourth quarter.

•                  Sale of Hotel: On December 21, 2007, the Company sold the SpringHill Suites Atlanta Buckhead to a private equity firm for $36.0 million.  The sales price represented a capitalization rate of 5.5% and a 15.9 times multiple on trailing 2007 Net Operating Income and EBITDA, respectively.

Full Year 2007 Highlights

•                  RevPAR: The Company’s same-store RevPAR increased 9.8 percent.

•                  Hotel Adjusted EBITDA Margins: The Company’s same-store Hotel Adjusted EBITDA margins increased 162 basis points.

•                  Adjusted EBITDA: The Company’s Adjusted EBITDA increased 51% to $202.2 million.

•                  Adjusted FFO: The Company’s Adjusted FFO increased 56% to $145.8 million and Adjusted FFO per diluted share increased by 12% to $1.55.

•                  Amended Credit Facility: The Company amended and expanded its senior unsecured credit facility, increasing the Company’s borrowing capacity from $75 million to $200 million and reducing its borrowing cost with a 37% lower interest rate spread.

•                  Dividend: The Company increased the quarterly dividend by 33% to $0.24 per share.

•                  Acquisition: The Company acquired the Westin Boston Waterfront Hotel for $330 million.

•                  Equity Offering: The Company completed a successful equity offering raising $317.9 million.

•                  Capital Expenditures: The Company invested $64 million in capital expenditures to improve its hotels.

William W. McCarten, chairman and chief executive officer, stated: “DiamondRock’s fourth quarter and full year 2007 results reflect outstanding year-over-year growth and are among the best in the industry.  We were particularly pleased with our ability to improve our overall portfolio with the acquisition of the Westin Boston Waterfront Hotel in January 2007 and the sale of our lowest RevPAR hotel at an excellent price in December.  For 2008, there is much economic uncertainty and visibility remains low.  Based on the current macro economic indicators, we expect RevPAR to increase 2 to 5 percent for our portfolio with modest profit growth.  We will continue to closely monitor the performance of our hotels and work aggressively with our operators to maximize profits regardless of the economic environment.”

Operating Results

Please see “Certain Definitions” and “Non-GAAP Financial Measures” attached to this press release for an explanation of the terms “EBITDA,” “Adjusted EBITDA,” “Hotel Adjusted EBITDA Margins,” “FFO,” “Adjusted FFO” and “same-store.”  Moreover, the discussions of RevPAR and Hotel Adjusted EBITDA Margins exclude the Westin Boston Waterfront Hotel for the time period of January 1 through June 21 due to the fact that this hotel was opened in June 2006 and there are no comparable statistics for the same period in the prior year and the SpringHill Suites Atlanta Buckhead for the period of December 21 through December 31 due to the fact that this hotel was sold on December 21, 2007.

For the fourth quarter, beginning September 8, 2007 and ended December 31, 2007, the Company reported the following:

•                  Revenues of $236.1 million compared to $168.9 million for the comparable period in 2006.

•                  Adjusted EBITDA of $67.7 million compared to $44.8 million for the comparable period in 2006.

•                  Adjusted FFO and Adjusted FFO per diluted share of $47.6 million and $0.50, respectively, compared to $30.7 million and $0.40, respectively, for the comparable period in 2006.

•                  Net income of $25.1 million (or $0.26 per diluted share) compared to $10.5 million (or $0.14 per diluted share) for the comparable period in 2006.

Same-store RevPAR for the fourth quarter increased 9.5 percent to $131.69 from $120.31 for the comparable period in 2006, driven by a 4.3 percent increase in the average daily rate and a 3.3 percentage point increase in occupancy (from 67.9 percent to 71.2 percent). Same-store Hotel Adjusted EBITDA margins for our hotels increased 136 basis points over the same period in the prior year.

For the full year 2007, the Company reported the following:

•                  Revenues of $717.4 million compared to $491.9 million for the comparable period in 2006.

•                  Adjusted EBITDA of $202.2 million compared to $133.9 million for the comparable period in 2006.

•                  Adjusted FFO and Adjusted FFO per diluted share of $145.8 million and $1.55, respectively, compared to $93.6 million and $1.38, respectively, for the comparable period in 2006.

•                  Net income of $68.3 million (or $0.72 per diluted share) compared to $35.2 million (or $0.51 per diluted share) for the comparable period in 2006.

Same-store RevPAR for the full year 2007 increased 9.8 percent to $130.21 from $118.64 for the comparable period in 2006, driven by a 6.2 percent increase in the average daily rate and a 2.4 percentage point increase in occupancy (from 71.7 percent to 74.1 percent). Full year 2007 same-store Hotel Adjusted EBITDA margins for our hotels increased 162 basis points over the same period in the prior year.

The full year results were impacted by the following:

•                  The Company incurred $0.6 million of expenses during 2007 related to exploring strategic alternatives during the year.

•                  The Company recognized $0.9 million of yield support for the Oak Brook Hills Marriott Resort and the SpringHill Suites Atlanta Buckhead in 2007.  The Company is not entitled to any further yield support at any of its hotels in 2008.

•                  The Company refinanced the Bethesda Marriott Suites mortgage debt during 2007.  The refinancing allowed the Company to lower its interest rate on the associated debt.  Under the terms of the existing management agreement, the refinancing eliminated almost $0.7 million of 2007 incentive management fees that otherwise would have been due to the hotel manager.  In addition, the Company recorded a net refinancing gain of $0.4 million, which is comprised of the reversal of the $2.5 million debt premium offset by the $2.0 million prepayment penalty and the write-off of deferred financing costs of $0.1 million.  The reported Adjusted EBITDA and Adjusted FFO amounts exclude this net gain but include the benefit from the elimination of the incentive management fee.

•                  On December 21, 2007, the Company sold the SpringHill Suites Atlanta Buckhead to a private equity firm for $36.0 million.  The sale resulted in a gain of approximately $3.8 million, net of $0.1 million of income taxes.  The reported Adjusted EBITDA and Adjusted FFO amounts exclude the net gain on the sale, but include the 2007 operating results of the hotel through our period of ownership ending December 20, 2007.

Operating Results Compared to Prior Guidance

The following is a chart showing our actual full year 2007 results compared to our guidance for the full year 2007:

	Full Year 2007 Guidance	Full Year2007 Results
RevPAR Growth	8% to 10%	9.8%
Hotel Adjusted EBITDA Margins	150 to 200 basis points	162 basis points
Adjusted EBITDA	$204.0 to $208.0 million	$202.2 million
Adjusted FFO	$148.6 to $152.6 million	$145.8 million
Adjusted FFO/Share	$1.58 to $1.62 per diluted share	$1.55 per diluted share

Balance Sheet

As of year-end, the Company had total assets of approximately $2.1 billion. Cash and cash equivalents were $61.5 million, including $31.7 million of restricted cash.

As of year-end, the Company had total debt of approximately $824.5 million, comprised entirely of limited recourse, property-specific mortgages.  The Company’s debt has a weighted average interest rate of 5.6 percent and a weighted average maturity of 7.6 years as of year-end.  Eight of the Company’s 20 hotels were unencumbered by mortgage debt as of year-end.  The Company has a $200 million senior unsecured credit facility and, as of year-end, had no outstanding borrowings against it.

As of the year-end, the Company continued to own 100% of its properties directly and has never issued operating partnership units or preferred stock.

Outlook

The Company is providing full year guidance at this time and intends to update the full year guidance in conjunction with reporting each quarter’s financial results.

The Company expects its portfolio of hotels to achieve 2008 same-store RevPAR growth of 2 to 5 percent.  We expect that the revenue disruption attributable to the renovations at the Chicago Marriott Downtown will negatively impact the Company’s full year RevPAR growth by 1.0 percentage point. Additionally, 2008 profit growth is constrained by the disruption from the renovations at the Chicago Marriott Downtown, which we expect will reduce the Company’s first quarter and full-year Adjusted EBITDA by approximately $2 million, as well as by labor cost pressures in several markets.  In addition, 2008 is not comparable to 2007 for the following reasons:

•                  the Company received $0.8 million of yield support at the Oak Brook Hills Marriott in 2007 and is not entitled to receive any additional yield support in 2008;

•                  the debt refinancing created a one-time elimination of the incentive management fee at the Bethesda Marriott Suites of $0.7 million in 2007;

•                  the sale of the SpringHill Suites Atlanta Buckhead, which contributed $2.4 million of Hotel Adjusted EBITDA in 2007; and

•                  interest income is expected to be approximately $1.0 million lower in 2008.

Based on the Company’s RevPAR expectations, we provide the following full year guidance:

•                  Hotel Adjusted EBITDA Margins will range from negative 100 basis points to flat to our 2007 Hotel Adjusted EBITDA Margins.

•                  Adjusted EBITDA of $196.0 million to $209.5 million.

•                  Adjusted FFO of $152.7 million to $160.9 million.

•                  Adjusted FFO per share of $1.60 to $1.69 based on 95.4 million diluted weighted average shares.

During the first quarter of 2008, we expect same-store RevPAR to range from flat to a decrease of approximately 1 percent.  Even with the Chicago Marriott Downtown generating $4 million less in EBITDA during the first quarter of 2008 from the disruption and a weak market, we expect Adjusted EBITDA to be approximately $28 million to $30 million.  In addition, we expect Adjusted FFO per diluted share to be approximately $0.21 to $0.24.

Dividends for Fourth Quarter 2007

On January 10, 2008, a cash dividend of $0.24 per share was paid to shareholders of record as of December 31, 2007, the last day of our fiscal year.

Increased Dividend for First Quarter 2008

The Board of Directors has approved a 4.2% increase (or $0.01 per share) in the 2008 quarterly dividend.  On April 1, 2008, a cash dividend of $0.25 per share will be paid to shareholders of record as of March 21, 2008.

Major Capital Expenditures

DiamondRock has made and continues to make significant capital investments in its hotels.  In 2007, the Company completed over $64 million of capital improvements at its hotels.  In 2008, the Company plans to commence or complete approximately $70 to $80 million of capital improvements at its hotels.  The most significant ongoing capital projects are as follows:

•                  Chicago Marriott Downtown:  The Company is currently completing a $35 million renovation of the hotel.  The renovation includes a complete redo of all the meeting and ballrooms, adding 17,000 square feet of new meeting space, reconcepting and relocating the restaurant, expanding the lobby bar and creating a Marriott “great room” in the lobby.  The work began during the third quarter of 2007 and will be completed in the first half of 2008.  The estimated disruption of approximately $2 million to Hotel Adjusted EBITDA, mainly associated with the ballroom renovations, will occur primarily in the first quarter of 2008.

•                  Westin Boston Waterfront: The Company is currently completing the construction of additional meeting rooms in the building attached to the hotel.  The project includes the creation of over 37,000 square feet of meeting and exhibition space.  The project will be completed in the first quarter of 2008 and is expected to cost $19 million.

•                  Salt Lake City Marriott: The Company plans to significantly renovate the guestrooms at the hotel in late 2008.

•                  Chicago Conrad: The Company plans to renovate the guestrooms, meeting room corridor carpets and the front entrance of the hotel during 2008.

Earnings Call

The Company will host a conference call to discuss its fourth quarter and full year 2007 results and its 2008 guidance on Friday, February 29, 2008, at 10:00 am Eastern Time (ET).  To participate in the live call, investors are invited to dial 1-888-679-8018 (for domestic callers) or 617-213-4845 (for international callers).  The participant passcode is 17730194. A live webcast of the call will be available via the investor relations section of DiamondRock Hospitality Company’s website at www.drhc.com. A replay of the webcast will also be archived on the website for 30 days.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties.  DiamondRock owns 20 hotels with approximately 9,600 guestrooms.  For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to complete planned renovation on budget; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete acquisitions; our ability to raise equity capital; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission.  Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Reporting Periods for Statement of Operations

The results we report in our consolidated statements of operations are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott International, the manager of the majority of our hotel properties, uses a fiscal year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its domestic managed hotels. In contrast, Marriott International for its non-domestic hotels (including Frenchman’s Reef), Noble Management Group, LLC, our manager of the Westin Atlanta North, Vail Resorts, our manager of the Vail Marriott, Hilton Hotels Corporation, our manager of the Conrad Chicago, and Westin Hotel Management, L.P., our manager of the Westin Boston Waterfront report results on a monthly basis. Additionally, the Company, as a REIT, is required by tax law to report results on a calendar year. As a result, the Company has adopted the reporting periods used by Marriott International for its domestic hotels, except that the fiscal year always ends on December 31 to comply with REIT rules. The first three fiscal quarters end on the same day as Marriott International’s fiscal quarters but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always include the same number of days as the calendar year.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years.

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by the manager of a majority of our properties, one final consequence of our calendar is we are unable to report any results for Frenchman’s Reef, Westin Atlanta North, Vail Marriott, Conrad Chicago, or for the Westin Boston Waterfront for the month of operations that ends after our fiscal quarter-end because neither Vail Resorts, Noble Management Group, LLC,  Hilton Hotels Corporation, Westin Hotel Management, L.P., nor Marriott International make mid-month results available to us. As a result, our quarterly results of operations include results from Frenchman’s Reef, Westin Atlanta North, Vail Marriott, Conrad Chicago, and the Westin Boston Waterfront as follows: first quarter (January and February), second quarter (March to May), fourth quarter (June to August) and fourth quarter (September to December). While this does not affect full-year results, it does affect the reporting of quarterly results.

Ground Leases

Four of the Company’s hotels are subject to ground leases: Bethesda Marriott Suites, Courtyard Manhattan Fifth Avenue, Salt Lake City Downtown Marriott, and the Westin Boston Waterfront.  In addition, part of a parking structure at a fifth hotel and two golf courses at two additional hotels are also subject to ground leases.  In accordance with GAAP, the Company records rent expense on a straight-line basis for ground leases that provide minimal rental payments that increase in pre-established amounts over the remaining term of the ground lease.  For the fourth quarter 2007, contractual cash rent payable on the ground leases totaled $0.6 million and the Company recorded approximately $3.0 million in ground rent expense.  The non-cash portion of ground rent expense recorded for the fourth fiscal quarter was $2.4 million.  For the full year 2007, contractual cash rent payable on ground leases totaled $1.9 million and the Company recorded approximately $9.7 million in ground rent expense. The non-cash portion of ground rent expense recorded for the full year 2007 was $7.8 million.

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2007 and 2006

(in thousands, except share amounts)

ASSETS
	2007	2006

Property and equipment, at cost	$2,086,933	$1,761,748
Less: accumulated depreciation	(148,101)	(75,322)

	1,938,832	1,686,426

Restricted cash	31,736	28,595
Due from hotel managers	68,153	57,753
Favorable lease assets, net	42,070	10,060
Prepaid and other assets	17,043	12,676
Cash and cash equivalents	29,773	19,691
Deferred financing costs, net	4,020	3,764

Total assets	$2,131,627	$1,818,965

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:

Mortgage debt	$824,526	$841,151
Debt premium	—	2,620

Total debt	824,526	843,771

Deferred income related to key money, net	15,884	11,495
Unfavorable contract liabilities, net	86,123	87,843
Due to hotel managers	36,910	34,545
Dividends declared and unpaid	22,922	13,871
Accounts payable and accrued expenses	64,980	42,512

Total other liabilities	226,819	190,266

Shareholders’ Equity:

Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 200,000,000 shares authorized; 94,730,813 and 76,191,632 shares issued and outstanding at December 31, 2007 and 2006, respectively	947	762
Additional paid-in capital	1,145,511	826,918
Accumulated deficit	(66,176)	(42,752)

Total shareholders’ equity	1,080,282	784,928

Total liabilities and shareholders’ equity	$2,131,627	$1,818,965

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal Quarters Ended December 31, 2007 and 2006

 (in thousands, except share and per share amounts)

	(Unaudited)
	2007	2006
Revenues:

Rooms	$148,230	$107,811
Food and beverage	74,128	51,345
Other	11,901	7,731
Total revenues	234,259	166,887

Operating Expenses:

Rooms	33,668	24,824
Food and beverage	49,394	33,968
Management fees	9,942	7,509
Other hotel expenses	72,661	55,784
Depreciation and amortization	23,941	18,074
Corporate expenses	4,126	4,378
Total operating expenses	193,732	144,537
Operating income	40,527	22,350

Interest income	(655)	(1,967)
Interest expense	16,362	12,744
Total other expenses (income)	15,707	10,777
Income before income taxes	24,820	11,573

Income tax expense	(3,953)	(1,507)
Income from continuing operations	20,867	10,066

Income from discontinued operations, net of tax	4,271	412
Net income	$25,138	$10,478

Earnings per share:

Continuing operations	0.22	0.13
Discontinued operations	0.04	0.01
Basic and diluted earnings per share	$0.26	$0.14

Weighted-average number of common shares outstanding:

Basic	95,154,244	75,737,550
Diluted	95,235,591	75,931,887

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2007 and 2006

(in thousands, except share and per share amounts)

	2007	2006
Revenues:

Rooms	$456,719	$316,051
Food and beverage	217,505	143,259
Other	36,709	25,741
Total revenues	710,933	485,051

Operating Expenses:

Rooms	104,672	73,110
Food and beverage	147,463	96,053
Management fees	29,764	19,473
Other hotel expenses	224,053	163,083
Depreciation and amortization	74,315	51,192
Corporate expenses	13,818	12,403
Total operating expenses	594,085	415,314
Operating income	116,848	69,737

Interest income	(2,399)	(4,650)
Interest expense	51,445	36,934
Gain on early extinguishment of debt	(359)	—
Total other expenses (income)	48,687	32,284
Income before income taxes	68,161	37,453

Income tax expense	(5,264)	(3,750)
Income from continuing operations	62,897	33,703

Income from discontinued operations, net of tax	5,412	1,508
Net income	$68,309	$35,211

Earnings per share:

Continuing operations	0.66	0.49
Discontinued operations	0.06	0.02
Basic and diluted earnings per share	$0.72	$0.51

Weighted-average number of common shares outstanding:

Basic	94,199,814	67,534,851
Diluted	94,265,245	67,715,661

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2007 and 2006

(in thousands)

	2007	2006
Cash flows from operating activities:
Net income	$68,309	$35,211
Adjustments to reconcile net income to net cash provided by operating activities:
Real estate depreciation	75,477	52,362
Corporate asset depreciation as corporate expenses	172	165
Non-cash financing costs as interest	779	874
Non-cash ground rent	7,823	7,403
Gain on disposal of asset, net of taxes	(3,783)	—
Gain on early extinguishment of debt, net	(359)	—
Amortization of debt premium and unfavorable contract liabilities	(1,807)	(1,516)
Amortization of deferred income	(392)	(316)
Yield support received	1,803	—
Non-cash yield support recognized	(894)	(1,804)
Stock-based compensation	3,584	3,037
Deferred income tax expense	2,952	2,084
Changes in assets and liabilities:
Prepaid expenses and other assets	(347)	815
Due to/from hotel managers	(6,795)	(5,231)
Restricted cash	1,217	(1,007)
Accounts payable and accrued expenses	959	723
Net cash provided by operating activities	148,698	92,800

Cash flows from investing activities:
Hotel acquisitions	(331,325)	(500,736)
Proceeds from sale of asset, net	35,405	—
Hotel capital expenditures	(56,412)	(64,260)
Receipt of deferred key money	5,250	1,500
Change in restricted cash	(4,210)	1,724
Net cash used in investing activities	(351,292)	(561,772)

Cash flows from financing activities:
Proceeds from mortgage debt	5,000	530,500
Repayments of mortgage debt	(18,392)	(322,500)
Repayments of credit facilities	(108,000)	(36,000)
Draws on credit facilities	108,000	24,000
Scheduled mortgage debt principal payments	(3,233)	(3,244)
Prepayment penalty on early extinguishment of debt	(1,972)	—
Payment of financing costs	(1,237)	(1,791)
Proceeds from sale of common stock	317,935	336,405
Payment of costs related to sale of common stock	(380)	(1,361)
Repurchase of shares	(2,720)	(3,077)
Payment of dividends	(82,325)	(43,701)
Net cash provided by financing activities	212,676	479,231

Net increase in cash and cash equivalents	10,082	10,259
Cash and cash equivalents, beginning of period	19,691	9,432
Cash and cash equivalents, end of period	$29,773	$19,691

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years Ended December 31, 2007 and 2006

(in thousands)

	2007	2006
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$50,560	$34,863
Capitalized interest	$50	$604
Cash paid for income taxes	$1,867	$2,384

Non-cash Investing and Financing Activities:
Assumption of mortgage debt	$—	$220,000
Unpaid dividends	$22,922	$13,871

Non-GAAP Financial Measures

We use the following four non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) EBITDA, (2) Adjusted EBITDA, (3) FFO and (4) Adjusted FFO.

EBITDA represents net income excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

	Historical (in 000s)
	Fiscal Quarter Ended December 31, 2007	Fiscal Quarter Ended December 31, 2006

Net income	$25,138	$10,478
Interest expense	16,362	12,744
Income tax expense (1)	3,835	1,410
Depreciation and amortization (2)	24,284	18,439
EBITDA	$69,619	$43,071

(1)	Includes $0.1 million of income tax benefit included in discontinued operations in 2007 and 2006.
(2)	Includes $0.3 million and $0.4 million of depreciation expense included in discontinued operations in 2007 and 2006, respectively.

	Historical (in 000s)
	Year Ended December 31, 2007	Year Ended December 31, 2006

Net income	$68,309	$35,211
Interest expense	51,445	36,934
Income tax expense (1)	4,919	3,383
Depreciation and amortization (2)	75,477	52,362
EBITDA	$200,150	$127,890

(1)	Includes $0.3 million and $0.4 million of income tax benefit included in discontinued operations in 2007 and 2006, respectively.
(2)	Includes $1.2 million depreciation expense included in discontinued operations in 2007 and 2006.

	Forecast First Quarter 2008 (in 000s)
	Low End	High End
Net income	$1,700	$3,700
Interest expense	11,600	11,600
Income tax benefit	(4,000)	(4,000)
Depreciation and amortization	17,300	17,300
EBITDA	$26,600	$28,600

	Forecast Full Year 2008 (in 000s)
	Low End	High End
Net income	$64,000	$72,200
Interest expense	49,100	49,100
Income tax benefit	(5,800)	(500)
Depreciation and amortization	82,500	82,500
EBITDA	$189,800	$203,300

We also evaluate our performance by reviewing Adjusted EBITDA because we believe that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

•                  Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease assets.

•                  The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown.  The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

•                  Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle.  We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•                  Gains from Early Extinguishment of Debt: We exclude the effect of gains recorded on the early extinguishment of debt because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.

•                  Impairment Losses and Gains or Losses on Dispositions: We exclude the effect of impairment losses and gains or losses on dispositions recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.  In addition, we believe that impairment charges are similar to depreciation expense, which is also excluded from EBITDA.

	Historical (in 000s)
	Fiscal Quarter Ended December 31, 2007	Fiscal Quarter Ended December 31, 2006
EBITDA	$69,619	$43,071
Gain on property disposal, net of tax	(3,783)	—
Non-cash ground rent	2,440	2,290
Non-cash amortization of unfavorable contract liabilities	(529)	(529)
Adjusted EBITDA	$67,747	$44,832

	Historical (in 000s)
	Year Ended December 31, 2007	Year Ended December 31, 2006
EBITDA	$200,150	$127,890
Gain on early extinguishment of debt	(359)	—
Gain on property disposal, net of tax	(3,783)	—
Non-cash ground rent	7,863	7,403
Non-cash amortization of unfavorable contract liabilities	(1,719)	(1,355)
Adjusted EBITDA	$202,152	$133,938

	Forecast First Quarter 2008 (in 000s)
	Low End	High End
EBITDA	$26,600	$28,600
Non-cash ground rent	1,800	1,800
Non-cash amortization of unfavorable contract liabilities	(400)	(400)
Adjusted EBITDA	$28,000	$30,000

	Forecast Full Year 2008 (in 000s)
	Low End	High End
EBITDA	$189,800	$203,300
Non-cash ground rent	7,900	7,900
Non-cash amortization of unfavorable contract liabilities	(1,700)	(1,700)
Adjusted EBITDA	$196,000	$209,500

We compute FFO in accordance with standards established by NAREIT (which defines FFO as net income determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. We also use FFO as one measure in assessing our results.

	Historical (in 000s)
	Fiscal Quarter Ended December 31, 2007	Fiscal Quarter Ended December 31, 2006

Net income	$25,138	$10,478
Gain on property disposal, net of tax	(3,783)	—
Real estate related depreciation and amortization (1)	24,284	18,439
FFO	$45,639	$28,917
FFO per Share (Basic and Diluted)	$0.48	$0.38

(1)	Includes $0.3 million and $0.4 million of depreciation expense included in discontinued operations in 2007 and 2006, respectively.

	Historical (in 000s)
	Year Ended December 31, 2007	Year Ended December 31, 2006

Net income	$68,309	$35,211
Gain on property disposal, net of tax	(3,783)	—
Real estate related depreciation and amortization (1)	75,477	52,362
FFO	$140,003	$87,573
FFO per Share (Basic and Diluted)	$1.49	$1.29

(1)	Includes $1.2 million of depreciation expense included in discontinued operations in 2007 and 2006.

	Forecast First Quarter 2008 (in 000s)
	Low End	High End
Net income	$1,700	$3,700
Real estate related depreciation and amortization	17,300	17,300
FFO	$19,000	$21,000
FFO per Share (Basic and Diluted)	$0.20	$0.22

	Forecast Full Year 2008 (in 000s)
	Low End	High End
Net income	$64,000	$72,200
Real estate related depreciation and amortization	82,500	82,500
FFO	$146,500	$154,700
FFO per Share (Basic and Diluted)	$1.54	$1.62

We also evaluate our performance by reviewing Adjusted FFO because we believe that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust FFO for the following items, which may occur in any period, and refer to this measure as Adjusted FFO:

•                  Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease assets.

•                  The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown.  The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

•                  Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle.  We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•                  Gains from Early Extinguishment of Debt: We exclude the effect of gains recorded on the early extinguishment of debt because we believe that including them in FFO is not consistent with reflecting the ongoing performance of our remaining assets.

•                  Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in FFO is not consistent with reflecting the ongoing performance of our remaining assets.  In addition, we believe that impairment charges are similar to gains or losses on dispositions and depreciation expense, both of which are also excluded from FFO.

	Historical (in 000s)
	Fiscal Quarter Ended December 31, 2007	Fiscal Quarter Ended December 31, 2006
FFO	$45,639	$28,917
Non-cash ground rent	2,440	2,290
Non-cash amortization of unfavorable contract liabilities	(529)	(529)
Adjusted FFO	$47,550	$30,678
Adjusted FFO per Share (Basic and Diluted)	$0.50	$0.40

	Historical (in 000s)
	Year Ended December 31, 2007	Year Ended December 31, 2006

FFO	$140,003	$87,573
Gain on early extinguishment of debt	(359)	—
Non-cash ground rent	7,863	7,403
Non-cash amortization of unfavorable contract liabilities	(1,719)	(1,355)
Adjusted FFO	$145,788	$93,621
Adjusted FFO per Share (Basic and Diluted)	$1.55	$1.38

	Forecast First Quarter 2008 (in 000s)
	Low End	High End
FFO	$19,000	$21,000
Non-cash ground rent	1,800	1,800
Non-cash amortization of unfavorable contract liabilities	(400)	(400)
Adjusted FFO	$20,400	$22,400
Adjusted FFO per Share (Basic and Diluted)	$0.21	$0.24

	Forecast Full Year 2008 (in 000s)
	Low End	High End
FFO	$146,500	$154,700
Non-cash ground rent	7,900	7,900
Non-cash amortization of unfavorable contract liabilities	(1,700)	(1,700)
Adjusted FFO	$152,700	$160,900
Adjusted FFO per Share (Basic and Diluted)	$1.60	$1.69

Certain Definitions

In this release, when we discuss our hotels on a “same-store” basis, we are discussing all of our hotels except the newly built Westin Boston Waterfront, which we exclude for all periods prior to its opening in June 2006 and the comparable period in 2007 and the SpringHill Suites Atlanta Buckhead for the period of December 21 to December 31 due to the fact that this hotel was sold on December 21, 2007.

In this release, when we discuss “Hotel Adjusted EBITDA,” we exclude from Hotel EBITDA the non-cash expense incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets, and the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with the acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown. Hotel EBITDA represents hotel net income excluding: (1) interest expense; (2) income taxes; and (3) depreciation and amortization. Hotel Adjusted EBITDA margins are calculated as Hotel Adjusted EBITDA divided by total hotel revenues.

Market Capitalization as of December 31, 2007 (in thousands except per share data)

Enterprise Value

Common equity capitalization (at 12/31/07 closing price of $14.98/share)	$1,430,696
Consolidated debt	824,526
Cash and cash equivalents	(29,773)

Total enterprise value	$2,225,449

Dividend Per Share
Common dividend declared (holders of record on December 31, 2007)	$0.24

Share Reconciliation

Common shares outstanding, held by third parties	92,088
Common shares outstanding, held by Marriott International	2,019
Common shares outstanding, held by corporate officers and directors	624
Subtotal	94,731

Unvested restricted stock held by management and employees	346
Share grants under deferred compensation plan held by corporate officers	430

Combined shares outstanding	95,507

Debt Summary at December 31, 2007
(dollars in thousands)

Property	Interest Rate	Term	Outstanding Principal	Maturity

Courtyard Manhattan / Midtown East	5.195%	Fixed	$42,249	December 2009

Salt Lake City Marriott Downtown	5.500%	Fixed	35,696	January 2015

Courtyard Manhattan / Fifth Avenue	6.480%	Fixed	51,000	June 2016

Marriott Griffin Gate Resort	5.110%	Fixed	29,081	January 2010

Bethesda Marriott Suites	5.759%	Variable	5,000	July 2010

Los Angeles Airport Marriott	5.300%	Fixed	82,600	July 2015

Marriott Frenchman’s Reef	5.440%	Fixed	62,500	August 2015

Renaissance Worthington	5.400%	Fixed	57,400	July 2015

Orlando Airport Marriott	5.680%	Fixed	59,000	December 2015

Chicago Marriott Downtown	5.975%	Fixed	220,000	April 2016

Austin Renaissance Hotel	5.507%	Fixed	83,000	December 2016

Waverly Renaissance Hotel	5.503%	Fixed	97,000	December 2016

Line of Credit	5.730%	Variable	—	February 2011

Total Debt			$824,526

Pro Forma Operating Statistics — Full Year (1)

	ADR			Occupancy			RevPAR			Hotel Adjusted EBITDA Margin
	2007	2006	B/(W)	2007	2006	B/(W)	2007	2006	B/(W)	2007	2006	B/(W)

Atlanta Alpharetta	$153.70	$140.99	9.0%	60.5%	64.5%	(4.0)%	$92.95	$90.97	2.2%	33.1%	32.7%	0.43%
Westin Atlanta North	$139.81	$141.63	(1.3)%	66.5%	65.2%	1.4%	$93.04	$92.33	0.8%	31.0%	31.2%	(0.19)%
Atlanta Waverly	$145.31	$139.78	4.0%	69.2%	68.8%	0.4%	$100.53	$96.17	4.5%	28.5%	28.4%	0.06%
Austin	$156.57	$143.71	9.0%	74.7%	71.3%	3.4%	$116.94	$102.50	14.1%	28.7%	25.5%	3.27%
Bethesda Marriott Suites (2)	$186.33	$176.08	5.8%	73.3%	73.2%	0.1%	$136.56	$128.95	5.9%	33.4%	29.3%	4.05%
Boston Westin	$220.78	$206.80	6.8%	72.2%	64.3%	7.8%	$159.35	$133.06	19.8%	31.9%	28.2%	3.72%
Buckhead SpringHill Suites	$116.48	$114.30	1.9%	64.1%	67.7%	(3.6)%	$74.67	$77.42	(3.5)%	37.5%	37.9%	(0.42)%
Chicago Marriott	$209.55	$201.65	3.9%	78.9%	78.0%	0.9%	$165.37	$157.38	5.1%	29.6%	28.6%	1.09%
Chicago Conrad	$249.04	$235.05	6.0%	75.4%	63.6%	11.9%	$187.83	$149.41	25.7%	33.2%	25.7%	7.50%
Courtyard Fifth Avenue	$293.66	$256.95	14.3%	90.9%	89.6%	1.3%	$266.90	$230.17	16.0%	41.4%	36.6%	4.83%
Courtyard Midtown East	$302.02	$264.28	14.3%	89.7%	84.1%	5.6%	$270.90	$222.14	22.0%	44.4%	39.6%	4.79%
Frenchman’s Reef	$228.24	$219.78	3.8%	84.0%	79.9%	4.1%	$191.65	$175.59	9.1%	22.3%	24.2%	(1.92)%
Griffin Gate Marriott	$137.91	$131.98	4.5%	64.5%	60.9%	3.6%	$88.93	$80.36	10.7%	25.6%	24.0%	1.55%
Los Angeles Airport	$117.24	$114.87	2.1%	80.8%	74.7%	6.0%	$94.67	$85.83	10.3%	25.0%	25.6%	(0.56)%
Oak Brook Hills (3)	$137.47	$129.28	6.3%	56.8%	57.2%	(0.4)%	$78.06	$73.93	5.6%	29.3%	27.9%	1.43%
Orlando Airport Marriott (3)	$121.84	$112.70	8.1%	75.8%	72.2%	3.6%	$92.35	$81.35	13.5%	31.3%	30.5%	0.83%
Salt Lake City Marriott	$136.49	$130.16	4.9%	69.7%	68.8%	1.0%	$95.20	$89.54	6.3%	29.9%	28.5%	1.41%
Sonoma Renaissance	$226.46	$219.04	3.4%	70.0%	70.4%	(0.4)%	$158.42	$154.20	2.7%	22.5%	22.7%	(0.28)%
Torrance Marriott South Bay	$120.03	$112.06	7.1%	80.5%	78.2%	2.4%	$96.63	$87.58	10.3%	28.2%	24.3%	3.91%
Vail Marriott	$236.29	$213.78	10.5%	63.7%	63.8%	(0.1)%	$150.45	$136.34	10.4%	27.3%	28.4%	(1.09)%
Renaissance Worthington	$173.78	$166.52	4.4%	75.0%	75.6%	(0.6)%	$130.39	$125.89	3.6%	30.0%	27.2%	2.80%

(1)    In some cases, the operating statistics include the results of operations of the hotels under previous ownership for the comparable prior year period to our ownership periods.

(2)    Hotel Adjusted EBITDA Margins benefited from the elimination of 2007 incentive management fees as a result of the debt refinancing. Incentive management fees for 2006 were approximately $0.6 million.

(3)    Hotel Adjusted EBITDA Margins are impacted by yield support as follows: $0.8 million and $1.7 million for Oak Brook Hills in 2007 and 2006, respectively, and $1.0 million for the Orlando Airport Marriott in 2006.

Pro Forma Operating Statistics — Fourth Quarter (1)

	ADR			Occupancy			RevPAR			Hotel Adjusted EBITDA Margin
	4Q 2007	4Q 2006	B/(W)	4Q 2007	4Q 2006	B/(W)	4Q 2007	4Q 2006	B/(W)	4Q 2007	4Q 2006	B/(W)

Atlanta Alpharetta	$151.11	$139.18	8.6%	59.5%	64.7%	(5.3)%	$89.83	$90.10	(0.3)%	32.7%	33.3%	(0.60)%
Westin Atlanta North (2)	$142.34	$137.12	3.8%	63.2%	64.8%	(1.7)%	$89.95	$88.92	1.2%	33.1%	32.4%	0.68%
Atlanta Waverly	$150.50	$140.84	6.9%	67.6%	62.1%	5.5%	$101.67	$87.42	16.3%	30.3%	28.8%	1.50%
Austin	$159.98	$150.98	6.0%	69.3%	69.1%	0.2%	$110.81	$104.31	6.2%	30.1%	28.5%	1.58%
Bethesda Marriott Suites (3)	$192.20	$183.31	4.8%	72.6%	73.9%	(1.2)%	$139.62	$135.46	3.1%	32.6%	34.4%	(1.82)%
Boston Westin (2)	$229.11	$210.23	9.0%	67.4%	63.1%	4.3%	$154.35	$132.64	16.4%	32.2%	30.6%	1.54%
Buckhead SpringHill Suites	$118.21	$114.62	3.1%	62.6%	64.5%	(1.9)%	$74.05	$73.99	0.1%	38.0%	38.4%	(0.44)%
Chicago Marriott	$227.73	$221.52	2.8%	75.7%	77.5%	(1.9)%	$172.30	$171.71	0.3%	34.0%	31.4%	2.63%
Chicago Conrad (2)	$279.80	$260.70	7.3%	76.3%	69.9%	6.4%	$213.47	$182.25	17.1%	37.3%	37.7%	(0.44)%
Courtyard Fifth Avenue	$368.39	$319.91	15.2%	89.1%	89.9%	(0.8)%	$328.30	$287.75	14.1%	48.3%	44.2%	4.03%
Courtyard Midtown East	$376.80	$324.04	16.3%	89.6%	89.2%	0.4%	$337.45	$289.04	16.7%	50.4%	47.5%	2.88%
Frenchman’s Reef (2)	$194.17	$205.18	(5.4)%	77.6%	68.7%	8.9%	$150.67	$140.88	6.9%	8.5%	11.4%	(2.92)%
Griffin Gate Marriott	$147.86	$143.70	2.9%	61.1%	56.7%	4.4%	$90.36	$81.48	10.9%	27.8%	23.5%	4.23%
Los Angeles Airport	$115.61	$116.97	(1.2)%	80.0%	67.8%	12.1%	$92.44	$79.33	16.5%	22.8%	25.1%	(2.26)%
Oak Brook Hills (4)	$137.79	$126.59	8.8%	55.7%	57.8%	(2.1)%	$76.74	$73.18	4.9%	28.6%	22.9%	5.67%
Orlando Airport Marriott (4)	$120.25	$115.49	4.1%	70.3%	64.1%	6.2%	$84.55	$74.01	14.2%	31.3%	28.3%	3.04%
Salt Lake City Marriott	$133.20	$132.00	0.9%	65.7%	64.7%	1.0%	$87.53	$85.41	2.5%	27.1%	30.0%	(2.91)%
Sonoma Renaissance	$233.42	$229.43	1.7%	71.5%	67.3%	4.2%	$166.91	$154.39	8.1%	25.4%	23.7%	1.68%
Torrance Marriott South Bay	$123.93	$118.85	4.3%	79.7%	68.5%	11.2%	$98.80	$81.39	21.4%	30.3%	22.2%	8.11%
Vail Marriott (2)	$196.80	$185.86	5.9%	57.6%	54.3%	3.3%	$113.30	$100.85	12.3%	8.5%	15.1%	(6.65)%
Renaissance Worthington	$179.63	$172.89	3.9%	72.4%	72.1%	0.3%	$130.07	$124.66	4.3%	30.6%	26.5%	4.12%

(1)    In some cases, the operating statistics include the results of operations of the hotels under previous ownership for the comparable prior year period to our ownership periods.

(2)    The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the fourth quarter and include the months of September, October, November, and December.

(3)    Hotel Adjusted EBITDA Margins benefited from the elimination of 2007 incentive management fees as a result of the debt refinancing. Incentive management fees for the fourth quarter of 2006 were approximately $0.1 million.

(4)    Hotel Adjusted EBITDA Margins are impacted by yield support as follows: $0.3 million and $0.1 million for Oak Brook Hills in fourth quarters of 2007 and 2006, respectively, and $0.3 million for the Orlando Airport Marriott in fourth quarter of 2006.

Hotel Adjusted EBITDA Reconciliation (1)

	Full Year 2007
			Plus:	Plus:	Plus:	Equals:
	Total Revenues	Net Income / (Loss)	Depreciation	Interest Expense	Non-Cash Adjustments (2)	Hotel Adjusted EBITDA

Atlanta Alpharetta	$16,019	$4,103	$1,200	$—	$—	$5,303
Westin Atlanta North	$19,378	$3,367	$2,640	$—	$—	$6,007
Atlanta Waverly	$37,985	$1,499	$3,929	$5,398	$—	$10,826
Austin	$36,340	$2,498	$3,307	$4,637	$—	$10,443
Bethesda Marriott Suites (3)	$17,985	$(4,567)	$3,011	$1,038	$6,521	$6,003
Boston Westin	$68,889	$11,161	$10,359	$—	$467	$21,987
Buckhead SpringHill Suites	$6,491	$1,276	$1,159	$—	$—	$2,435
Chicago Marriott	$103,341	$8,423	$10,285	$13,515	$(1,581)	$30,641
Chicago Conrad	$28,532	$5,723	$3,744	$—	$—	$9,467
Courtyard Fifth Avenue	$18,221	$1,952	$1,874	$3,410	$313	$7,548
Courtyard Midtown East	$32,090	$9,685	$2,286	$2,271	$—	$14,242
Frenchman’s Reef	$54,724	$6,150	$2,595	$3,465	$—	$12,210
Griffin Gate Marriott	$27,113	$2,440	$2,946	$1,536	$6	$6,928
Los Angeles Airport	$58,896	$5,091	$5,119	$4,513	$—	$14,722
Oak Brook Hills	$27,172	$3,008	$4,422	$—	$542	$7,972
Orlando	$25,891	$1,753	$2,840	$3,510	$—	$8,103
Salt Lake City Marriott	$26,375	$2,774	$3,051	$2,067	$—	$7,892
Sonoma Renaissance	$18,822	$2,226	$2,002	$—	$—	$4,228
Torrance Marriott South Bay	$25,242	$4,168	$2,954	$—	$—	$7,122
Vail Marriott	$28,103	$4,804	$2,870	$—	$—	$7,674
Renaissance Worthington	$39,804	$5,939	$2,798	$3,191	$11	$11,940

(1)          In some cases, amounts include the results of operations of the hotels under previous ownership for the comparable period to our ownership periods.

(2)          The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets, the non-cash amortization of our unfavorable contract liabilities, and gains from the early extinguishment of debt.

(3)          Hotel Adjusted EBITDA benefited from the elimination of 2007 incentive management fees as a result of the debt refinancing.  Incentive management fees for 2006 were approximately $0.6 million.

Hotel Adjusted EBITDA Reconciliation (1)

	Full Year 2006
			Plus:	Plus:	Plus:	Equals:
	Total Revenues	Net Income / (Loss)	Depreciation	Interest Expense	Non-Cash Adjustments (2)	Hotel Adjusted EBITDA

Atlanta Alpharetta	$15,970	$3,779	$1,439	$—	$—	$5,218
Westin Atlanta North	$19,322	$3,744	$2,281	$—	$—	$6,025
Atlanta Waverly	$36,663	$6,060	$4,011	$358	$—	$10,429
Austin	$31,760	$4,474	$3,307	$307	$—	$8,087
Bethesda Marriott Suites	$17,100	$(5,660)	$2,840	$1,469	$6,367	$5,015
Boston Westin	$33,136	$9,342	$—	$—	$—	$9,342
Buckhead SpringHill Suites	$6,731	$1,384	$1,169	$—	$—	$2,553
Chicago Marriott	$97,526	$5,458	$10,205	$13,775	$(1,581)	$27,857
Chicago Conrad	$22,349	$729	$5,010	$—	$—	$5,740
Courtyard Fifth Avenue	$15,767	$639	$1,730	$3,107	$294	$5,770
Courtyard Midtown East	$26,114	$5,900	$2,193	$2,247	$—	$10,340
Frenchman’s Reef	$52,049	$4,437	$4,699	$3,477	$—	$12,613
Griffin Gate Marriott	$24,628	$1,976	$2,366	$1,565	$3	$5,910
Los Angeles Airport	$54,390	$4,516	$5,205	$4,182	$—	$13,903
Oak Brook Hills	$25,381	$2,572	$3,970	$—	$542	$7,084
Orlando	$22,710	$(688)	$4,367	$3,240	$—	$6,920
Salt Lake City Marriott	$25,451	$2,563	$2,602	$2,090	$—	$7,255
Sonoma Renaissance	$18,295	$2,305	$1,856	$—	$—	$4,161
Torrance Marriott South Bay	$22,142	$3,053	$2,329	$—	$—	$5,382
Vail Marriott	$25,033	$4,695	$2,413	$—	$—	$7,108
Renaissance Worthington	$38,640	$4,900	$2,431	$3,177	$—	$10,508

(1)          In some cases, amounts include the results of operations of the hotels under previous ownership for the comparable period to our ownership periods.

(2)          The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets, the non-cash amortization of our unfavorable contract liabilities, and gains from the early extinguishment of debt.

Hotel Adjusted EBITDA Reconciliation

	Fourth Quarter 2007
			Plus:	Plus:	Plus:	Equals:
	Total Revenues	Net Income / (Loss)	Depreciation	Interest Expense	Non-Cash Adjustments (1)	Hotel Adjusted EBITDA

Atlanta Alpharetta	$5,139	$1,386	$295	$—	$—	$1,681
Westin Atlanta North (2)	$6,521	$1,297	$858	$—	$—	$2,155
Atlanta Waverly	$13,006	$967	$1,274	$1,696	$—	$3,937
Austin	$11,486	$933	$1,071	$1,453	$—	$3,456
Bethesda Marriott Suites (3)	$5,858	$(1,192)	$984	$111	$2,007	$1,910
Boston Westin (2)	$25,695	$4,512	$3,593	$—	$164	$8,270
Buckhead SpringHill Suites	$1,868	$369	$340	$—	$—	$710
Chicago Marriott	$33,428	$4,333	$3,228	$4,307	$(487)	$11,381
Chicago Conrad (2)	$10,810	$2,883	$1,145	$—	$—	$4,029
Courtyard Fifth Avenue	$7,055	$1,612	$597	$1,101	$95	$3,405
Courtyard Midtown East	$12,537	$4,830	$769	$718	$—	$6,317
Frenchman’s Reef (2)	$14,998	$(719)	$884	$1,112	$—	$1,276
Griffin Gate Marriott	$9,142	$1,033	$1,019	$485	$2	$2,539
Los Angeles Airport	$18,282	$1,015	$1,710	$1,452	$—	$4,177
Oak Brook Hills	$8,627	$1,212	$1,087	$—	$167	$2,466
Orlando	$7,865	$390	$947	$1,126	$—	$2,463
Salt Lake City Marriott	$7,792	$494	$980	$640	$—	$2,115
Sonoma Renaissance	$6,432	$966	$666	$—	$—	$1,631
Torrance Marriott South Bay	$8,403	$1,562	$982	$—	$—	$2,544
Vail Marriott (2)	$7,618	$(270)	$916	$—	$—	$646
Renaissance Worthington	$13,564	$2,176	$940	$1,029	$4	$4,148

(1) The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets, the non-cash amortization of our unfavorable contract liabilities, and gains from the early extinguishment of debt.

(2) The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the fourth quarter and include the months of September, October, November, and December.

(3) Hotel Adjusted EBITDA benefited from the elimination of 2007 incentive management fees as a result of the debt refinancing.  Incentive management fees for the fourth quarter of 2006 were approximately $0.1 million.

Hotel Adjusted EBITDA Reconciliation (1)

	Fourth Quarter 2006
			Plus:	Plus:	Plus:	Equals:
	Total Revenues	Net Income / (Loss)	Depreciation	Interest Expense	Non-Cash Adjustments (2)	Hotel Adjusted EBITDA

Atlanta Alpharetta	$5,049	$1,229	$453	$—	$—	$1,682
Westin Atlanta North (3)	$6,584	$1,376	$755	$—	$—	$2,131
Atlanta Waverly	$11,305	$1,660	$1,234	$358	$—	$3,252
Austin	$10,598	$1,644	$1,071	$307	$—	$3,021
Bethesda Marriott Suites	$5,727	$(1,440)	$971	$485	$1,955	$1,971
Boston Westin (3)	$22,234	$6,813	$—	$—	$—	$6,813
Buckhead SpringHill Suites	$1,906	$367	$365	$—	$—	$733
Chicago Marriott	$32,517	$3,288	$3,185	$4,228	$(486)	$10,215
Chicago Conrad (3)	$9,136	$1,903	$1,542	$—	$—	$3,445
Courtyard Fifth Avenue	$6,132	$1,006	$546	$1,084	$76	$2,712
Courtyard Midtown East	$10,656	$3,687	$652	$724	$—	$5,063
Frenchman’s Reef (3)	$14,838	$(882)	$1,510	$1,067	$—	$1,695
Griffin Gate Marriott	$8,120	$669	$764	$478	$1	$1,912
Los Angeles Airport	$16,171	$864	$1,909	$1,288	$—	$4,061
Oak Brook Hills	$8,046	$420	$1,257	$—	$167	$1,844
Orlando	$6,717	$(460)	$1,425	$933	$—	$1,899
Salt Lake City Marriott	$7,987	$979	$769	$652	$—	$2,400
Sonoma Renaissance	$5,815	$978	$399	$—	$—	$1,377
Torrance Marriott South Bay	$6,697	$719	$765	$—	$—	$1,484
Vail Marriott (3)	$6,382	$183	$783	$—	$—	$966
Renaissance Worthington	$12,247	$1,456	$792	$993	$—	$3,241

(1)          In some cases, amounts include the results of operations of the hotels under previous ownership for the comparable period to our ownership periods.

(2)          The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets, the non-cash amortization of our unfavorable contract liabilities, and gains from the early extinguishment of debt.

(3)          The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the fourth quarter and include the months of September, October, November, and December.